Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Terra Innovatum Global N.V.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares,	(1)	Other	135,013,150	$6.36	$858,683,634.00	0.0001381	$118,584.21
Fees to be Paid	Equity	Ordinary Shares underlying Advisor Warrant	(2)	Other	1,000,000	7.00	7,000,000.00	0.0001381	966.70
Fees to be Paid	Equity	Ordinary Shares underlying Lower Bridge Warrants	(3)	Other	851,483	11.50	9,792,054.50	0.0001381	1,352.29
Fees to be Paid	Equity	Ordinary Shares underlying Half Warrants	(4)	Other	1,841,751	12.00	22,101,012.00	0.0001381	3,052.15
Fees to be Paid	Equity	Ordinary Shares underlying Upper Bridge Warrants	(5)	Other	851,483	15.00	12,772,245.00	0.0001381	1,763.85
Fees to be Paid	Equity	Ordinary Shares underlying Quarter Warrants	(6)	Other	920,876	$16.00	$14,734,016.00	0.0001381	$2,034.77

Total Offering Amounts:							$925,082,962.50		127,753.97
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$127,753.97

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Ordinary Shares being registered hereunder include such indeterminate number of Ordinary Shares as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act, based on the average of the high ($6.89) and low ($5.82) prices of the registrant’s Ordinary Shares reported on the Nasdaq Global Market on November 7, 2025, which is within five business days prior to filing this registration statement.

(2)	Represents Ordinary Shares issuable upon exercise of outstanding warrants at the exercise price per share so indicated.
(3)	Represents Ordinary Shares issuable upon exercise of outstanding warrants at the exercise price per share so indicated.
(4)	Represents Ordinary Shares issuable upon exercise of outstanding warrants at the exercise price per share so indicated.
(5)	Represents Ordinary Shares issuable upon exercise of outstanding warrants at the exercise price per share so indicated.
(6)	Represents Ordinary Shares issuable upon exercise of outstanding warrants at the exercise price per share so indicated.